Exhibit 21.1

SUBSIDIARIES OF CRESCENT PRIVATE CREDIT INCOME CORP.

Name Jurisdiction
Crescent Private Capital Income Corp Maryland
CPCI Funding SPV, LLC Delaware

CPCI Funding SPV II, LLC Delaware
CPCI CA Lending LLC Delaware

CPCI Universal Equity, Inc. Delaware